EXHIBIT 99.1
PSB Group, Inc. Announces Second-Quarter Financial Results
Madison Heights, MI. July 24, 2009 — PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank(PSB), a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today reported a net operating loss of $1.452 million or $.42 per average outstanding share for the three months ended June 30, 2009 compared with a net operating loss of $.645 million or $.20 per average outstanding share for the second quarter of 2008 and $1.778 million or $.51 per average outstanding share for the first quarter of 2009.
Balance Sheet
Total assets at June 30, 2009 were $489.7 million compared to $460.5 million at December 31, 2008 and $480.8 million at June 30, 2008. Total loans were $369.6 million as of June 30, 2009 compared to $374.8 million at December 31, 2008 and $387.2 million at June 30, 2008. Total securities stood at $80.5 million at June 30, 2009, an increase of $28.2 million from December 31, 2008. Total deposits were $445.3 million as of June 30, 2009 compared to $412.4 million at December 31, 2008 and $404.4 million at June 30, 2008. Deposits grew by 10.1% from the prior year with growth occurring in nearly every product category.
Increased liquidity from the strong deposit growth trends was invested in securities. The company has a long term strategic target of maintaining 15-20% of assets in securities to lower the future risk asset profile of the bank. We attained that target this quarter.
Peoples State Bank continues to experience favorable deposit growth and was able to increase the total number of accounts in all major deposit product categories. The deposits growth has been accomplished without having to pay above market rates. PSB has no brokered deposits. The net interest margin for the quarter ending June 30, 2009 stood at 3.52%. This compares to a net interest margin of 3.80% for the first quarter of 2009. The cyclically high level of non-performing loans put downward pressure on the interest margin in the quarter. Despite those levels, PSB continues to maintain a strong margin relative to the industry through a combination of pricing discipline on both loans and deposits and through our best in class deposit products.
Income Statement
Non-interest income for the quarter was $1.922 million, a 61% improvement compared to $1.197 million for the quarter ended March 31, 2009 and 79% above the second quarter of 2008. The strong quarterly results came from three areas: sustained fee income from mortgage originations, gain on sales of securities, and continued growth in the deposit fee income business generated by our cash management products and business DDA growth.
Non-interest expenses continued to improve during the quarter. Total non-interest expenses were $4.813 million for the quarter vs. $5.244 million in second quarter of 2008, and $4.845 million in the first quarter of 2009. The banking industry was hit with a one time special assessment in FDIC premiums during the quarter — our cost was $.232 million. Adjusting for the one time FDIC assessment, expenses were down 13% from 2008 and 5% from the prior quarter. Total salary and benefits expense experienced a sixth straight quarter of decline as we continued our relentless pursuit of increasing efficiency. Total FTE was 128 at 6/30/2009 down from 153.5 at 6/30/2008. Despite these staff reductions, customer service and responsiveness remains exceptional and is a key driver of our strong deposit growth. Occupancy costs of $.798 million for the quarter remain in line with expectations and reflect a 14% improvement over comparable 2008 results. The Bank purchased the land on two existing facilities at the end of June thereby eliminating over $200,000 per year in future lease costs and has exited nearly all of our leased office spaces over the past year. Finally, other real estate owned expenses of $.352 million reflect a 42.8% reduction over the comparable quarter in 2008. While Southeast Michigan property values remain depressed, the Bank was able to liquidate foreclosed properties at our targeted market values. Property values are still declining in Southeast Michigan but the rate of price decline has slowed dramatically over 2008 levels and sales volumes are up throughout the region. Liquidation of Bank owned properties remains a high priority with a company-wide campaign focused on this effort.
Asset Quality
Like all banks in this market, the quality of Peoples State Bank’s loan portfolio is highly impacted by the unfavorable economic conditions in Southeast Michigan. Peoples State Bank maintains a rigorous credit review and monitoring process so that problems are identified early and potential credit quality issues are addressed and remediated.
Non accrual loans at quarter end were $21.3 million vs. $19.0 million in the first quarter of 2009. Other real estate owned was $8.0 million vs. $8.3 million at March 31, 2009 and $8.0 million at June 30, 2008. For the quarter ended 6/30/2009, total non-performing assets stood at $49.642 million or 10.1% of total assets. Troubled restructured debt represented 38.5% of total non-performing assets. Most of the growth in this category was due to one large relationship in which the bank modified the loan terms on a temporary basis for the borrower. The bank continues to work closely with business owners and consumers to find workable solutions to the current financial issues they face.
Michael J. Tierney, President and CEO commented, “The Southeast Michigan economy continued to struggle as the second quarter came to a close. Lack of consumer confidence, record unemployment levels, and troubles in the auto industry were all stories that dominated the quarter. On the positive side both GM and Chrysler have emerged quickly from bankruptcy and are now in a better position to compete. Ford has gained market share and has received top marks on vehicle quality. We believe this marks a symbolic bottom for the SE Michigan economy. We are not looking for any immediate improvement — but we are seeing signs that business conditions for our clients have begun to stabilize. Our provision for loan losses for the quarter was $2.541 million as compared to $2.217 million in the first quarter of 2009 and $3.99 million for the fourth quarter of 2008. The loan loss reserve of $7.044 million represented 1.91% of total loans at June 30, 2009. This compares with a reserve of 1.90% or $7.116 million dollars at December 31, 2008. We feel this reserve level is required given the challenges our customers continue to experience. We have prepared ourselves, in the event the economic recovery takes longer than expected.”
“Our colleagues at PSB have done a great job of managing the things that are within our control. Our margins are strong, our non interest income is growing and we have significantly reduced operating expense in spite of higher costs in credit related expenses. Our pre-tax pre-provision earnings have improved substantially and are now above our peer group. Our sales and service culture has benefitted us tremendously in these uncertain times. While many of the big banks have turned their back on SE Michigan businesses and consumers we continue to win major new account relationships. We also introduced a bold new look and logo during the quarter which has been well received by clients and prospects. Our new logo better reflects the best in class products and service capabilities consistently delivered by our PSB colleagues. We remain challenged by the economic conditions but we have made tremendous progress on the road back to profitability. “
Except for the historical information contained herein, the matters discussed in the Release may be deemed forward-looking statements that involve risk and uncertainties. Words or phrases “will likely result”, “are expected to”, “expect”, “is anticipated”, “estimate”, “project”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, fluctuations in interest rates, changes in economic conditions of the bank’s market area, changes in policies by regulatory agencies, the acceptance of new products, the impact of competitive products and pricing and the other risks detailed from time to time in the Bank’s and Corporation’s reports. These forward-looking statements represent the Corporation’s judgment as of the date of this report. The Corporation disclaims, however, any intent or obligation to update these forward-looking statements.
PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

Contact:	David A. Wilson Senior Vice President & CFO (248) 548-2900

PSB Group, Inc.

	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08
ASSETS
Cash and Due from Banks	15,091	20,433	12,268	11,170	13,529
Federal Funds Sold	—	—	—	—	—
Investment Securities — available for sale at market	80,466	70,383	52,254	52,065	52,119
Loans	369,580	369,799	374,809	382,876	387,162
Less: Allowance for Loan Losses	(7,044)	(7,769)	(7,116)	(6,807)	(5,974)

Net Loans	362,536	362,030	367,693	376,069	381,188

Loans Held for Sale	2,525	1,255	1,082	644	1,710
Premises and Equipment	16,395	13,837	14,107	12,650	12,860
Accrued Interest Receivable	2,770	2,327	2,159	2,020	2,042
Other Real Estate Owned	8,042	8,292	8,459	5,853	8,025
Goodwill	—	—	—	4,458	4,458
Other Assets	1,856	2,037	2,494	5,621	4,854

Total Assets	$489,681	$480,594	$460,516	$470,550	480,785

LIABILITIES & STOCKHOLDERS’ EQUITY

Deposits:
Non — Interest Bearing	55,450	53,638	49,661	51,806	56,168
Interest Bearing	389,822	380,705	362,781	343,837	348,212

Total Deposits	445,272	434,343	412,442	395,643	404,380

FHLB Advances	15,000	15,000	15,000	25,000	25,000
Long Term Debt	282	282	436	436	436
Discount Window borrowings	—	—	—	8,000	—
Fed Funds Purchased	—	—	—	850	10,525
Accrued Interest Payable and Other Liabilities	2,985	2,444	2,536	2,305	2,040

Total Liabilities	463,539	452,069	430,414	432,234	442,381

Stockholders’ Equity:
Common Stock (no par value)	23,693	23,696	23,607	23,511	22,518
Unearned ESOP Benefits	(282)	(282)	(436)	(436)	(436)
Common Stock Held in Trust	(410)	(410)	(410)	(410)	(410)
Deferred Compensation Obligation	410	410	410	410	410
Add’l Paid in Capital-stock options/awards	923	821	707	595	490
Unearned Compensation	(1,168)	(1,163)	(976)	(974)	(974)
Undivided Profits	2,961	4,413	6,191	15,810	17,840
Unrealized gain/(loss) on securities available for sale	15	1,040	1,009	(190)	(1,034)

Total Stockholders’ Equity	26,142	28,525	30,102	38,316	38,404

Total Liabilities & Stockholders’ Equity	$489,681	$480,594	$460,516	$470,550	480,785

PSB Group, Inc.
QUARTERLY STATEMENT OF INCOME

	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008

Total Interest Income	$6,278	$6,503	$6,792	$6,985	$7,193
Total Interest Expense	2,298	2,393	2,486	2,346	2,473

Net Interest Income	3,980	4,110	4,306	4,639	4,720

Provision for Loan Losses	2,541	2,217	3,990	2,350	1,553

Net Interest Income after Provision for Loan Losses	1,439	1,893	316	2,289	3,167

Other Income	1,922	1,197	937	919	1,073
Other Expenses
Salaries and employee benefits	2,025	2,171	2,188	2,301	2,421
Occupancy Costs	798	771	734	1,121	923
ORE Expenses	352	520	328	1,779	616
Other	1,638	1,383	5,586	1,105	1,284

Income before Taxes	(1,452)	(1,755)	(7,583)	(3,098)	(1,004)
Provision for Taxes	0	23	2,036	(1,068)	(359)

Net Income	$(1,452)	$(1,778)	$(9,619)	$(2,030)	$(645)